Exhibit 99
Stem Announces Third Quarter 2023 Results
Record Third Quarter Bookings of $676 million
10+ GWh Software and Services Agreement with SB Energy
Expect Full-Year Adjusted EBITDA Positive in 2024

Outlook
•The Company expects to achieve adjusted EBITDA positive in 2H 2023, which reflects an adjustment to exclude the impact of a $37.4 million reduction in revenue(1)
•Expect full year adjusted EBITDA positive in 2024, with no expectation of a need for additional equity issuance to achieve goal
•Revenue growth poised for strong momentum
◦Q3 2023 bookings of $676.4 million (~2x guidance for the quarter)
◦Solar asset performance management backlog up +41% YoY
◦Service revenue growth expected to accelerate; SB Energy agreement on software and services for multi-GWh development pipeline
•Working capital intensity expected to decline
◦Engaged with supply chain partners, including U.S. domestic manufacturers, with expected double-digit declines in costs and improved payment terms

Third Quarter 2023 Financial and Operating Highlights
Financial Highlights
•Revenue of $133.7 million, up from $99.5 million (+34%) in Q3 2022. Q3 revenue reflects the reduction in revenue referred to below
•GAAP gross margin of (15)%, down from 9% in Q3 2022
•Non-GAAP gross margin of 12%, down from 13% in Q3 2022
•Net loss of $77.1 million versus net loss of $34.3 million in Q3 2022
•Adjusted EBITDA of $(0.9) million versus $(12.5) million in Q3 2022
•Ended Q3 with $125.4 million in cash, cash equivalents, and short-term investments

Operating Highlights
•Bookings of $676.4 million, up from $222.9 million (+203%) in Q3 2022
•Record contracted backlog of $1.84 billion at end of Q3 2023, up from $817.2 million (+125%) at end of Q3 2022
•Record contracted storage assets under management (“AUM”) of 5.0 gigawatt hours (“GWh”) at end of Q3 2023, up from 3.8 GWh (+32%) at end of Q2 2023
•Solar monitoring AUM of 26.3 gigawatts (“GW”), up from 26.0 GW (+1%) at the end of Q2 2023
•Contracted annual recurring revenue (“CARR”) of $87.5 million, up from $61.4 million (+43%) at end of Q3 2022, and sequentially up from $74.9 million (+17%)
(1) Adjusted EBITDA for the nine months and three months ended September 30, 2023 reflects an adjustment for such reduction in revenue. The revenue reduction is a result of changes in estimates related to guarantees issued by the Company under certain customer contracts, which were primarily entered into in 2022. The Company accounts for such guarantees as variable consideration. $16.9 million of the $37.4 million reduction in revenue relates to deliveries of hardware that occurred during the fourth quarter of 2022, $15.8 million relates to hardware deliveries that occurred during the second quarter of 2023, and $4.7 million relates to hardware deliveries that occurred during the third quarter of 2023. The Company updates its estimate of variable consideration, including changes in estimates related to such guarantees, each quarter for facts or circumstances that have changed from the time of the initial estimate. As a result, the Company recorded the above reduction in revenue during the third quarter. The Company does not intend to provide such guarantees in customer contracts going forward and does not expect that future revenue reduction, if any, with regard to guarantees outstanding as of September 30, 2023, will be material. Adjusted EBITDA and non-GAAP gross profit and margin percentage for the period have been adjusted to exclude the impact of such revenue reduction. Further details are provided below in the section entitled “Definitions of Non-GAAP Financial Measures.”
SAN FRANCISCO – November 2, 2023 – Stem, Inc. (“Stem” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-driven clean energy solutions and services, announced today its financial results for the three and nine months ended September 30, 2023. Reported results in this press release reflect AlsoEnergy’s operations from February 1, 2022.

John Carrington, Chief Executive Officer of Stem, commented, “We generated strong results in the third quarter, highlighted by record bookings, AUM, CARR, and contracted backlog. Our bookings grew more than 3x versus the same quarter last year, which led to a 17% sequential increase in CARR. We are raising our CARR guidance based on our strong bookings, which we believe positions us well to grow our high-margin software and services revenue in 2024 and beyond.

“Today, we are excited to announce a significant technology and commercial alliance with SB Energy where we will offer software and services for 10+ GWh of deployments across North America to deliver 24x7 clean energy to customers. In September, we introduced Athena® PowerBidder™ Pro, an exciting new SaaS product for participation in wholesale energy markets, which has received strong early traction with customers.

“In addition, we are confident in our long-term outlook, and expect to achieve full-year positive adjusted EBITDA in 2024 without the need for additional equity issuance, based in part on supply chain negotiations that we believe will reflect improved terms and financing structures, leading to lower working capital utilization going forward.”

Key Financial Results and Operating Metrics
(in $ millions unless otherwise noted):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Key Financial Results
Revenue (1)	$133.7	$99.5	$294.1	$207.5
GAAP Gross (Loss) Profit	$(20.3)	$9.1	$(7.4)	$20.5
GAAP Gross Margin (%)	(15)%	9%	(3)%	10%
Non-GAAP Gross Profit*	$21.4	$12.4	$52.9	$30.3
Non-GAAP Gross Margin (%)*	12%	13%	15%	15%
Net Loss	$(77.1)	$(34.3)	$(102.7)	$(88.8)
Adjusted EBITDA*	$(0.9)	$(12.5)	$(24.1)	$(36.4)

Key Operating Metrics
Bookings	$676.4	$222.9	$1,276.3	$599.4
Contracted Backlog**	$1,836.6	$817.2	$1,836.6	$817.2
Contracted Storage AUM (in GWh)(2)**	5.0	2.7	5.0	2.7
Solar Monitoring AUM (in GW)**	26.3	25.0	26.3	25.0
CARR**	$87.5	61.4	87.5	61.4
(1) Revenue, gross (loss) profit, and net loss were negatively impacted by a $37.4 million reduction in revenue as discussed below.
(2) Contracted storage AUM as of September 30, 2022 has been adjusted from 2.4 GWh, as previously disclosed, to 2.7 GWh. Revised AUM reflects adjustments to total GWh of energy storage as a result of revisions to the contracted system configuration or changes in hardware specifications due to updates from the original equipment manufacturer.
*Non-GAAP financial measures. Adjusted EBITDA and non-GAAP gross profit and margin have been adjusted to exclude the impact of the reduction in revenue, as discussed below. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
** At period end.
Third Quarter 2023 Financial and Operating Results
Financial Results
Revenue increased 34% to $133.7 million, versus $99.5 million in the third quarter of 2022. Higher storage hardware revenue from Front-of-the-Meter (“FTM”) and Behind-the-Meter (“BTM”) partnership agreements drove a majority of the year-over-year increase, in addition to higher solar asset performance revenue. Revenue for the third quarter of 2023 was adversely impacted by a $37.4 million reduction in revenue, as described below.
GAAP gross profit was $(20.3) million, or (15)%, versus $9.1 million, or 9%, in the third quarter of 2022. The year-over-year decrease in GAAP gross profit resulted primarily from a $37.4 million reduction in revenue, as described below.

Non-GAAP gross profit was $21.4 million, or 12%, versus $12.4 million, or 13%, in the third quarter of 2022. The year-over-year increase in non-GAAP gross margin was largely due to the sale of lower margin hardware products.
Net loss was $77.1 million versus third quarter 2022 net loss of $34.3 million. The year-over-year change was largely due to a $37.4 million reduction in revenue, as described below.
Adjusted EBITDA was $(0.9) million compared to $(12.5) million in the third quarter of 2022. The change in adjusted EBITDA was largely due to an increase in sales and continuing cost control programs initiated by the Company, which led to a sequential decline in cash operating expenses.
The Company ended the third quarter of 2023 with $125.4 million in cash and short-term investments, consisting of $97.1 million in cash and cash equivalents and $28.3 million in short-term investments, as compared to $138.2 million in cash and short-term investments at the end of the second quarter 2023. The primary drivers of the decrease in cash were purchases of hardware for customer projects that are expected to convert to revenue in the near term and increases in accounts receivable, which are also expected to be collected in the near-term. Based on current forecasts, the Company expects to exit 2023 with no less than $150 million in cash, cash equivalents and short-term investments.
Operating Results
Contracted backlog was $1.84 billion at the end of the quarter, compared to $1.36 billion as of the end of the second quarter of 2023, representing a 35% sequential increase. The increase in contracted backlog in the quarter resulted from bookings of $676.4 million, partially offset by revenue recognition and contract cancellations and amendments. Bookings of $676.4 million in the third quarter of 2023 increased by 203% year-over-year versus $222.9 million in the third quarter of 2022.
Third quarter 2023 contracted storage AUM increased 32% sequentially to 5.0 GWh, driven by new contracts.

Third quarter 2023 solar monitoring AUM increased 1% sequentially to 26.3 GW, driven by new contracts.

Third quarter 2023 CARR increased to $87.5 million, up from $74.9 million as of the end of the second quarter of 2023, a 17% sequential increase.

The following table provides a summary of backlog at the end of the third quarter of 2023, compared to backlog at the end of the second quarter of 2023 ($ in millions):

End of 2Q23	$1,364.3
Add: Bookings	$676.4
Less: Hardware revenue	$(128.1)
Software/services adjustments	$(10.3)
Amendments/other	$(65.7)
End of 3Q23	$1,836.6

Some Factors Affecting our Business and Operations
The Company continues to diversify its supply chain, integrate additional energy technologies, and deploy a portion of its balance sheet to help position the Company to meet the expected significant growth in customer demand. However, we are subject to risk and exposure from the evolving macroeconomic, geopolitical and business environment, including the effects of increased global inflationary pressures and interest rates, potential import tariffs, potential economic slowdowns or recessions, the prospect of a shutdown of the U.S. federal government, and geopolitical pressures, including the Russia-Ukraine armed conflict, rising tensions between China and the United States, and unknown effects of current and future trade and other regulations. We regularly monitor the direct and indirect effects of these circumstances on our business and financial results, although there is no guarantee of the extent to which we will be successful in these efforts.
As stated above, the Company accounts for specified contractual guarantees as variable consideration. $16.9 million of the $37.4 million reduction in revenue referred to above relates to deliveries of hardware that occurred during the fourth quarter of 2022, $15.8 million relates to hardware deliveries that occurred during the second quarter of 2023, and $4.7 million relates to hardware deliveries that occurred during the third quarter of 2023. The

Company updates its estimate of variable consideration, including changes in estimates related to such guarantees, each quarter for facts or circumstances that have changed from the time of the initial estimate. As a result, the Company recorded the $37.4 million reduction in revenue during the third quarter. The Company does not expect that future revenue reductions, if any, with regard to guarantees outstanding as of September 30, 2023, will be material.
Recent Business Highlights

Today, the Company is announcing a Commercial and Technology Alliance with SB Energy Global, LLC to collaborate on delivering 24x7 clean energy to customers. This agreement includes providing software and professional services to accelerate and execute on approximately 10 GWh of energy storage projects SB Energy has in development in North America.

On October 25, 2023, EDP Renewables (“EDPR”) announced a 23 MW Solar plus 60 MWh Storage Project for Mohave Electric Cooperative (“MEC”), a not-for-profit distribution cooperative in Arizona. EDPR partnered with Stem on the energy storage system for the project which will be operated by Athena to monitor and dispatch into high-demand time periods. In addition, MEC will be using Stem’s PowerTrack solar management application within Athena for AI-driven solar forecasting, and advanced modeling to help streamline solar optimization for added value for MEC and its members.

On October 24, 2023, the Company announced its key role in the development and recent completion of the first battery energy storage site in the Bronx, New York City. The Gunther site is owned and operated by NineDot Energy® and features a 3 MW/12 MWh battery energy storage system, a solar canopy, and infrastructure ready for bi-directional electric vehicle chargers. Under this software-only arrangement, Stem’s AI-driven Athena platform responds to grid calls within ten minutes, while simultaneously optimizing for local and seasonal system peaks.

On September 17, 2023, the Company announced a new state-of-the-art office in Cyber Hub, Gurgaon, India. As the company’s global Center of Excellence, Stem is investing in the region to help it support customers around the world, while driving operational excellence in critical areas such as software development, customer operations, data science, and technology. The 42,000 square feet space can double its current capacity as Stem scales for future growth.

On September 7, 2023, the Company announced the launch of Athena® PowerBidder™ Pro application to help energy professionals actively manage clean energy assets with confidence, control, and scalability. Asset owners, traders, and tolling offtakers can leverage PowerBidder Pro’s AI-driven automated bid optimization workflows as well as its comprehensive suite of advanced real-time monitoring and control features to break open the ‘black box’ of merchant battery storage asset operations and tailor strategies to their organization’s risk tolerance.

On August 30, 2023, the Company announced that its Athena platform was named a Sustainability Product of the Year as part of the Business Intelligence Group’s 2023 Sustainability Awards. The awards honor products designed to help companies improve their sustainability efforts, as well as the people, initiatives, and organizations that have made sustainability an integral part of their business practices.

Outlook
The Company is updating its full-year 2023 guidance ranges as follows ($ millions, unless otherwise noted):

	Previous	Updated*
Revenue	$550 - $650	$513 - $613

Non-GAAP Gross Margin (%)	15% - 20%	unchanged

Adjusted EBITDA	$(35) - $(5)	$(25) - $(15)

Bookings	$1,400 - $1,600	unchanged

CARR (year-end)	$80 - $90	$90 - $95

See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why the Company is unable to reconcile non-GAAP gross margin and adjusted EBITDA guidance to their most comparable financial measures calculated in accordance with GAAP.

* Adjusted EBITDA and non-GAAP gross margin percentage have been adjusted to exclude the impact of the $37.4 million reduction in revenue. Full year revenue guidance has been adjusted downward dollar-for-dollar solely as a result of the $37.4 million reduction in revenue.

The Company is updating full-year 2023 revenue and bookings projected quarterly performance as follows:

Metric	Q1A	Q2A	Q3A	Q4E
Revenue	$67M	$93M	$134M	$219-319M
Bookings	$364M	$236M	$676M	$125-325M

Conference Call Information
Stem will hold a conference call to discuss this earnings press release and business outlook on Thursday, November 2, 2023, beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (855) 327-6837, or for international callers, (631) 891-4304 and referencing Stem. An audio replay will be available shortly after the call until December 2, 2023, and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 10022354. A replay of the webcast will be available on the Company’s website at https://investors.stem.com/overview for approximately 12 months after the call.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: adjusted EBITDA, non-GAAP gross profit and non-GAAP gross margin.
We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by investors and analysts to help them analyze the health of our business. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of adjusted EBITDA and non-GAAP gross profit and margin to their most comparable GAAP measures, see the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Definitions of Non-GAAP Financial Measures
We define adjusted EBITDA as net income (loss) attributable to Stem before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including gain (loss) on the extinguishment of debt, revenue constraint, reduction in revenue, change in fair value of derivative liability, transaction and acquisition-related charges, litigation settlement, restructuring costs, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude when calculating adjusted EBITDA.
We define non-GAAP gross profit as gross profit excluding both amortization of capitalized software and impairments related to decommissioning of end-of-life systems and reduction in revenue, and including revenue constraint. Non-GAAP gross margin is defined as non-GAAP gross profit as a percentage of revenue.
The Company generally records the full purchase order value as revenue at the time of hardware delivery; however, for certain non-cancelable purchase orders entered into during the first quarter of 2023, the final settlement amount payable to the Company is variable and indexed to the price per ton of lithium carbonate in the first quarter of 2024 such that the Company may increase or decrease the final prices in such purchase orders based on the price per ton of lithium carbonate at final settlement. Lithium carbonate is a key raw material used in the production of hardware systems that the Company ultimately sells to customers. The total dollar amount of such purchase orders for the indexed contracts is approximately $52 million. However, as a result of the pricing structure in such purchase orders, the Company recorded revenue in the first quarter of 2023 of approximately $42 million in accordance with

GAAP, net of a $10 million revenue constraint, using a third party forecast of the lithium carbonate trading value in the first quarter of 2024. Because the Company had not before used indexed pricing in its customer contracts or purchase orders and had not previously constrained revenue related to forecasted inputs of its hardware systems, the Company believes that including the $10 million revenue constraint from the first quarter of 2023 into non-GAAP profit enhances the comparability to the Company’s non-GAAP profit in prior periods. Because the purchase orders are variable and depend on the specified price per ton of lithium carbonate at the time of final measurement in the first quarter of 2024, the Company may, pursuant to such purchase orders, ultimately adjust final revenue downward to $34 million, subject to market conditions upon settlement. The Company recorded the full cost of hardware revenue for these indexed contracts in the first quarter of 2023.
In certain customer contracts, the Company previously agreed to provide a guarantee to customers that the value of purchased hardware will not decline for a certain period of time. Under such guarantee, if a customer were unable to install or designate the hardware to a specified project within such period of time, the Company would be required to assist the customer in re-marketing the hardware for resell by the customer. The guarantee provided that, in such cases, if the customer resold the hardware for less than the amount initially sold to the customer, the Company would be required to compensate the customer for any shortfall in fair value for the hardware from the initial contract purchase price. The Company accounts for such guarantees as variable consideration at each measurement date. The Company updates its estimate of variable consideration each quarter for facts or circumstances that have changed from the time of the initial estimate and, as a result, the Company recorded a revenue reduction of $37.4 million during the three and nine months ended September 30, 2023.
The Company does not intend to provide such parent company guarantees in customer contracts going forward. Because these guarantees in customer contracts had not previously resulted in a revenue reduction in prior periods, and because the Company does not intend to provide such parent company guarantees going forward, the Company believes that excluding the impact of the $37.4 million reduction in revenue enhances the comparability to the Company’s adjusted EBITDA and non-GAAP gross profit and margin percentage in prior periods.
See the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
About Stem
Stem provides clean energy solutions and services designed to maximize the economic, environmental, and resiliency value of energy assets and portfolios. Stem’s leading AI-driven enterprise software platform, Athena® enables organizations to deploy and unlock value from clean energy assets at scale. Powerful applications, including AlsoEnergy’s PowerTrack, simplify and optimize asset management and connect an ecosystem of owners, developers, assets, and markets. Stem also offers integrated partner solutions to help improve returns across energy projects, including storage, solar, and EV fleet charging. For more information, visit www.stem.com.

Forward-Looking Statements
This earnings press release, as well as other statements we make, contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; our ability to secure sufficient and timely inventory from suppliers; our ability to meet contracted customer demand; our ability to manage supply chain issues and manufacturing or delivery delays; our joint ventures, partnerships and other alliances; forecasts or expectations regarding energy transition and global climate change; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to manage the effects of natural disasters and other events beyond our control; our preparedness for future widespread health emergencies (and government and business responses thereto); the direct or indirect effects on our business of macroeconomic factors and geopolitical instability, such as the ongoing conflict in Ukraine; the expected benefits of the Inflation Reduction Act of 2022 on our business; and future results of operations, including adjusted EBITDA and the other metrics presented under Outlook. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to secure sufficient and timely inventory from our suppliers, as well as contracted quantities of equipment; our inability to meet contracted customer demand; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; general macroeconomic and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, rising interest rates, changes in monetary policy, instability in financial institutions, and the prospect of a shutdown of the U.S. federal government; the direct and indirect effects of widespread health emergencies on our workforce, operations, financial results and cash flows; geopolitical instability, such as the ongoing conflict in Ukraine; the results of operations and financial condition of our customers and suppliers; pricing pressures; weather and seasonal factors; our inability to continue to grow and manage our growth effectively; our inability to attract and retain qualified employees and key personnel; our inability to comply with, and the effect on our business of, evolving legal standards and regulations, including concerning data protection and consumer privacy and evolving labor standards; risks relating to the development and performance of our energy storage systems and software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes, or the timing of these results or outcomes, may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this earnings press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise, except as required by law.

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com

Stem Media Contacts
Suraya Akbarzad, Stem
press@stem.com

Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$97,064	$87,903
Short-term investments	28,301	162,074
Accounts receivable, net of allowances of $5,328 and $3,879 as of September 30, 2023 and December 31, 2022, respectively	288,674	223,219
Inventory, net	65,656	8,374
Deferred costs with suppliers	20,298	43,159
Other current assets (includes $53 and $74 due from related parties as of September 30, 2023 and December 31, 2022, respectively)	10,520	8,026
Total current assets	510,513	532,755
Energy storage systems, net	80,709	90,757
Contract origination costs, net	11,930	11,697
Goodwill	547,164	546,649
Intangible assets, net	158,321	162,265
Operating lease right-of-use assets	13,023	12,431
Other noncurrent assets	77,132	65,339
Total assets	$1,398,792	$1,421,893
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$85,444	$83,831
Accrued liabilities	60,615	85,258
Accrued payroll	10,439	12,466
Financing obligation, current portion	17,381	15,720
Deferred revenue, current portion	82,676	64,311
Other current liabilities (includes $40 and $687 due to related parties as of September 30, 2023 and December 31, 2022, respectively)	12,689	5,412
Total current liabilities	269,244	266,998
Deferred revenue, noncurrent	83,028	73,763
Asset retirement obligation	4,085	4,262
Notes payable, noncurrent	—	1,603
Convertible notes, noncurrent	523,068	447,909
Financing obligation, noncurrent	54,314	63,867
Lease liabilities, noncurrent	11,145	10,962
Other liabilities	565	362
Total liabilities	945,449	869,726
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of September 30, 2023 and December 31, 2022; zero shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of September 30, 2023 and December 31, 2022; 155,883,088 and 154,540,197 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	16	15
Additional paid-in capital	1,187,628	1,185,364
Accumulated other comprehensive income (loss)	23	(1,672)
Accumulated deficit	(734,809)	(632,081)
Total Stem’s stockholders’ equity	452,858	551,626
Non-controlling interests	485	541
Total stockholders’ equity	453,343	552,167
Total liabilities and stockholders’ equity	$1,398,792	$1,421,893

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue
Services and other revenue	$16,597	$13,692	$47,630	$36,178
Hardware revenue	117,143	85,809	246,461	171,358
Total revenue	133,740	99,501	294,091	207,536
Cost of revenue
Cost of services and other revenue	13,684	11,445	36,944	30,219
Cost of hardware revenue	140,347	78,929	264,573	156,758
Total cost of revenue	154,031	90,374	301,517	186,977
Gross (loss) profit	(20,291)	9,127	(7,426)	20,559
Operating expenses:
Sales and marketing	11,605	13,187	37,691	35,284
Research and development	14,420	10,526	42,020	28,432
General and administrative	21,955	18,013	58,656	54,218
Total operating expenses	47,980	41,726	138,367	117,934
Loss from operations	(68,271)	(32,599)	(145,793)	(97,375)
Other (expense) income, net:
Interest expense, net	(4,405)	(2,520)	(10,085)	(8,429)
Gain on extinguishment of debt, net	—	—	59,121	—
Change in fair value of derivative liability	(5,155)	—	(7,731)	—
Other income, net	713	863	2,114	1,822
Total other (expense) income, net	(8,847)	(1,657)	43,419	(6,607)
Loss before benefit from (provision for) income taxes	(77,118)	(34,256)	(102,374)	(103,982)
Benefit from (provision for) income taxes	46	(19)	(354)	15,201
Net loss	(77,072)	(34,275)	(102,728)	(88,781)
Net income attributed to non-controlling interests	—	4	—	—
Net loss attributable to Stem	$(77,072)	$(34,279)	$(102,728)	$(88,781)

Net loss per share attributable to common stockholders, basic and diluted	$(0.49)	$(0.22)	$(0.66)	$(0.58)

Weighted-average shares used in computing net loss per share to common stockholders, basic and diluted	155,829,348	154,392,573	155,474,725	153,043,010

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2023	2022
OPERATING ACTIVITIES
Net loss	$(102,728)	$(88,781)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	33,593	32,060
Non-cash interest expense, including interest expenses associated with debt issuance costs	1,969	1,479
Stock-based compensation	28,320	20,410
Change in fair value of derivative liability	7,731	—
Non-cash lease expense	2,162	1,722
Accretion of asset retirement obligations	178	183
Impairment loss of energy storage systems	2,347	1,293
Impairment loss of project assets	158	—
Net (accretion of discount) amortization of premium on investments	(1,672)	301
Income tax benefit from release of valuation allowance	(335)	(15,100)
Provision for accounts receivable allowance	1,754	1,874
Net loss on investments	1,561	—
Gain on sale of project assets	—	(592)
Gain on extinguishment of debt, net	(59,121)	—
Other	(831)	(39)
Changes in operating assets and liabilities:
Accounts receivable	(67,029)	(75,390)
Inventory	(57,282)	(2,237)
Deferred costs with suppliers	30,579	(47,836)
Other assets	(17,947)	(25,242)
Contract origination costs, net	(4,184)	(4,842)
Project assets	(2,827)	—
Accounts payable	1,771	63,207
Accrued expenses and other liabilities	(28,910)	38,329
Deferred revenue	27,630	31,620
Lease liabilities	(2,135)	(1,053)
Net cash used in operating activities	(205,248)	(68,634)
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(1,847)	(533,009)
Purchase of available-for-sale investments	(58,034)	(181,541)
Proceeds from maturities of available-for-sale investments	119,650	148,064
Proceeds from sales of available-for-sale investments	73,917	10,930
Purchase of energy storage systems	(2,912)	(469)
Capital expenditures on internally-developed software	(10,123)	(12,652)
Net proceeds from sale of project assets	—	1,251
Capital expenditures on project assets	—	(3,009)
Purchase of property and equipment	(395)	(1,490)
Net cash provided by (used in) investing activities	120,256	(571,925)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	257	1,194
Payments for taxes related to net share settlement of stock options	—	(2,302)
Proceeds from financing obligations	—	1,519
Repayment of financing obligations	(7,766)	(7,637)
Proceeds from issuance of convertible notes, net of issuance costs of $7,601 and $0 for the nine months ended September 30, 2023 and 2022, respectively	232,399	—
Repayment of convertible notes	(99,754)	—
Purchase of capped call options	(27,840)	—
(Redemption of) investment from non-controlling interests, net	(56)	407
Repayment of notes payable	(2,101)	—
Net cash provided by (used in) financing activities	95,139	(6,819)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	114	(304)

Net increase (decrease) in cash, cash equivalents and restricted cash	10,261	(647,682)
Cash, cash equivalents and restricted cash, beginning of year	87,903	747,780
Cash, cash equivalents and restricted cash, end of period	$98,164	$100,098

RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH WITHIN THE CONDENSED CONSOLIDATED BALANCE SHEETS TO THE AMOUNTS SHOWN IN THE STATEMENTS OF CASH FLOWS ABOVE:
Cash and cash equivalents	$97,064	$100,098
Restricted cash included in other noncurrent assets	1,100	—
Total cash, cash equivalents, and restricted cash	$98,164	$100,098

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of adjusted EBITDA to net income (loss):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Net loss attributable to Stem	$(77,072)	$(34,279)	$(102,728)	$(88,781)
Adjusted to exclude the following:
Depreciation and amortization (1)	11,531	11,547	36,098	33,353
Interest expense, net	4,405	2,520	10,085	8,429
Gain on extinguishment of debt, net	—	—	(59,121)	—
Stock-based compensation	11,198	7,678	28,320	20,410
Revenue constraint (2)	—	—	10,200	—
Revenue reduction (3)	37,377	—	37,377	—
Change in fair value of derivative liability	5,155	—	7,731	—
Transaction costs in connection with business combination	—	—	—	6,068
Litigation settlement	—	—	—	(727)
(Benefit from) provision for income taxes	(46)	19	354	(15,201)
Other expenses (4)	6,591	—	7,612	—
Adjusted EBITDA	$(861)	$(12,515)	$(24,072)	$(36,449)
Adjusted EBITDA, as used in the Company's full-year 2023 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected adjusted EBITDA to net income (loss), its most directly comparable forward-looking GAAP financial measure, without unreasonable effort, because the Company is unable to predict with a reasonable degree of certainty its change in stock-based compensation expense, depreciation and amortization expense, revenue constraint and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full-year 2023 GAAP financial results.
(1) Depreciation and amortization includes depreciation and amortization expense, impairment loss of energy storage systems, and impairment loss of project assets.
(2) Refer to the discussion of revenue constraint in the definition of non-GAAP profit provided above.
(3) Refer to the discussion of reduction in revenue in the definition of non-GAAP profit provided above.
(4) Adjusted EBITDA for the three and nine months ended September 30, 2023 reflects other expenses of $6.6 million and $7.6 million, respectively. For the three months ended September 30, 2023, other expenses includes $5.6 million in accruals for sales taxes, $0.5 million for impairments, $0.3 million for expenses related to restructuring costs, and $0.2 million of other non-recurring expenses. For the nine months ended September 30, 2023, other expenses include $5.6 million in accruals for sales taxes, $0.5 million for impairments, $0.3 million of other non-recurring expense, and $1.2 million for expenses related to restructuring costs to pursue greater efficiency and to realign our business and strategic priorities. Restructuring expenses consisted of employee severance and other exit costs.

The following table provides a reconciliation of non-GAAP gross profit and margin to GAAP gross profit and margin ($ in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$133.7	$99.5	$294.1	$207.5
Cost of revenue	(154.0)	(90.4)	(301.5)	(187.0)
GAAP gross (loss) profit	(20.3)	9.1	(7.4)	20.5
GAAP gross margin (%)	(15)%	9%	(3)%	10%

Non-GAAP Gross Profit
GAAP Revenue	$133.7	$99.5	$294.1	$207.5
Add: Revenue constraint (1)	—	—	10.2	—
Add: Revenue reduction (2)	37.4	—	37.4	—
Subtotal	171.1	99.5	341.7	207.5
Less: Cost of revenue	(154.0)	(90.4)	(301.5)	(187.0)
Add: Amortization of capitalized software & developed technology	3.5	2.9	9.8	7.6
Add: Impairments	0.8	0.4	2.9	2.2
Non-GAAP gross profit	$21.4	$12.4	$52.9	$30.3
Non-GAAP gross margin (%)	12%	13%	15%	15%
Non-GAAP gross margin as used in the Company's full-year 2023 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected non-GAAP gross margin to GAAP gross margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP gross margin. The unavailable information could have a significant effect on the Company’s full-year 2023 GAAP financial results.
(1) Refer to the discussion of revenue constraint in the definition of non-GAAP profit provided above.
(2) Refer to the discussion of reduction in revenue in the definition of non-GAAP profit provided above.

Key Definitions:

Item	Definition
Bookings
Total value of executed customer agreements, as of the end of the relevant period
•Customer contracts are typically executed 6-18 months ahead of installation
•Bookings amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer
2.Software revenue, which represents total nominal software contract value recognized ratably over the contract period
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as of a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted Assets Under Management (“AUM”)	Total GWh of storage systems in operation or under contract
Solar Monitoring AUM	Total GW of solar systems in operation or under contract
Contracted Annual Recurring Revenue (CARR)	Annual run rate for all executed software services contracts, including contracts signed in the applicable period for systems that are not yet commissioned or operating
Project Services	Professional services and revenue tied to Development Company investments